EXHIBIT 5.1


                                 January 7, 2000


Advanced Knowledge, Inc.
17337 Ventura Boulevard, Suite 224
Encino, California 91316

Re:  Advanced Knowledge, Inc. (the "Company") - Registration on Form S-8

Gentlemen:

         Our opinion has been requested in connection with the registration of 2,000,000 shares of common stock of the Company (the "Shares") which are issuable by the Company pursuant to consulting agreements with four individuals, each dated as of September 14, 1999 (the "Consulting Agreements"). The Shares are being registered in the registration statement on Form S-8 to which this opinion is appended as an exhibit (the "Registration Statement").

         We have examined such corporate records and other documents and made such examination of law as we have deemed relevant. Based on and subject to the above, it is our opinion that the Shares, when issued pursuant to terms of the Consulting Agreements, will be duly authorized, legally issued, fully paid and non-assessable.

         We are members of the Bar of the State of California and we do not express any opinion herein concerning any law other than the law of the State of California, the General Corporation Law of the State of Delaware and the federal law of the United States.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

                                        Very truly yours,

                                        /s/ Miller & Holguin

                                        MILLER & HOLGUIN